EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 6, 2014, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2014 Earnings
May 6, 2014, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2014 (“2014 Quarter”). Total revenue for the 2014 Quarter increased to $52.9 million from $49.2 million for the quarter ended March 31, 2013 (“2013 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $12.7 million for the 2014 Quarter from $3.4 million for the 2013 Quarter.
Net income attributable to common stockholders was $7.1 million ($0.34 per diluted share) for the 2014 Quarter compared to a loss of $4.6 million ($0.23 per diluted share) for the 2013 Quarter. The increase in net income attributable to common stockholders for the 2014 Quarter was primarily the result of (a) depreciation expense recognized in the 2013 Quarter as a result of the reduction in the depreciable life of Van Ness Square ($6.2 million), (b) lower preferred stock redemption charges ($5.2 million), (c) increased property operating income ($2.5 million), and (d) lower predevelopment expenses related to Park Van Ness ($1.8 million), partially offset by (e) higher noncontrolling interest ($4.0 million).
Same property revenue increased 8.3% and same property operating income increased 6.9% for the 2014 Quarter compared to the 2013 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased 6.7% primarily due to the $1.5 million impact of a lease termination at Seven Corners. Mixed-use same property operating income increased 7.3% primarily due to higher base rent and lower real estate taxes at 601 Pennsylvania Avenue.
As of March 31, 2014, 94.3% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center), compared to 91.5% at March 31, 2013. On a same property basis, 94.3% of the portfolio was leased at March 31, 2014, compared to 92.8% at March 31, 2013. As of March 31, 2014, the apartments at Clarendon Center were 98.8% leased compared to 100% as of March 31, 2013.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends and redemption charges) increased 93.8% to $19.7 million ($0.71 per diluted share) in the 2014 Quarter from $10.2 million ($0.37 per diluted share) in the 2013 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common shareholders for the 2014 Quarter was primarily due to (a) lower preferred stock redemption charges ($5.2 million), (b) increased property operating income ($2.5 million), and (c) lower predevelopment expenses ($1.8 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 59 properties which includes (a) 56 community and neighborhood shopping centers, one of which is held-for-sale, and mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Real estate investments
Land	$364,146	$354,967
Buildings and equipment	1,097,921	1,094,605
Construction in progress	11,880	9,867
	1,473,947	1,459,439
Accumulated depreciation	(372,041)	(364,663)
	1,101,906	1,094,776
Cash and cash equivalents	15,351	17,297
Accounts receivable and accrued income, net	43,748	43,884
Deferred leasing costs, net	25,996	26,052
Prepaid expenses, net	3,390	4,047
Deferred debt costs, net	9,345	9,675
Other assets	4,861	2,944
Total assets	$1,204,597	$1,198,675

Liabilities
Mortgage notes payable	$814,635	$820,068
Revolving credit facility payable	—	—
Dividends and distributions payable	14,308	13,135
Accounts payable, accrued expenses and other liabilities	23,255	20,141
Deferred income	31,990	30,205
Total liabilities	884,188	883,549

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	206	206
Additional paid-in capital	273,351	270,428
Accumulated deficit and other comprehensive loss	(175,308)	(173,956)
Total Saul Centers, Inc. stockholders’ equity	278,249	276,678
Noncontrolling interest	42,160	38,448
Total stockholders’ equity	320,409	315,126
Total liabilities and stockholders’ equity	$1,204,597	$1,198,675

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenue	(unaudited)
Base rent	$40,563	$39,740
Expense recoveries	8,789	7,614
Percentage rent	452	600
Other	3,143	1,232
Total revenue	52,947	49,186
Operating expenses
Property operating expenses	7,585	5,949
Provision for credit losses	203	264
Real estate taxes	5,453	5,763
Interest expense and amortization of deferred debt costs	11,467	11,717
Depreciation and amortization of deferred leasing costs	10,180	16,352
General and administrative	4,680	3,404
Acquisition related costs	163	—
Predevelopment expenses	503	2,349
Total operating expenses	40,234	45,798
Operating income	12,713	3,388
Change in fair value of derivatives	(2)	10
Net Income	12,711	3,398
(Income) loss attributable to noncontrolling interests	(2,424)	1,586
Net income attributable to Saul Centers, Inc.	10,287	4,984
Preferred stock redemption	—	(5,228)
Preferred stock dividends	(3,206)	(4,364)
Net income (loss) attributable to common stockholders	$7,081	$(4,608)
Per share net income (loss) attributable to common stockholders
Basic and diluted	$0.34	$(0.23)

Weighted Average Common Stock:
Common stock	20,623	20,146
Effect of dilutive options	41	33
Diluted weighted average common stock	20,664	20,179

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2014	2013
	(unaudited)
Net income	$12,711	$3,398
Add:
Real estate depreciation and amortization	10,180	16,352
FFO	22,891	19,750
Subtract:
Preferred stock redemption	—	(5,228)
Preferred stock dividends	(3,206)	(4,364)
FFO available to common shareholders	$19,685	$10,158
Weighted average shares:
Diluted weighted average common stock	20,664	20,179
Convertible limited partnership units	7,063	6,914
Average shares and units used to compute FFO per share	27,727	27,093
FFO per share available to common shareholders	$0.71	$0.37

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended March 31,
(In thousands)	2014	2013
	(unaudited)
Net income	$12,711	$3,398
Add: Interest expense and amortization of deferred debt costs	11,467	11,717
Add: Depreciation and amortization of deferred leasing costs	10,180	16,352
Add: General and administrative	4,680	3,404
Add: Predevelopment expenses	503	2,349
Add: Acquisition related costs	163	—
Add (Less): Change in fair value of derivatives	2	(10)
Less: Interest income	(15)	(31)
Property operating income	39,691	37,179
Less: Acquisitions, dispositions and development property	(133)	(161)
Total same property operating income	$39,558	$37,018

Shopping centers	$30,196	$28,292
Mixed-Use properties	9,362	8,726
Total same property operating income	$39,558	$37,018